EXHIBIT 2.2
AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT

This Amendment No. 1 to the Asset Purchase Agreement (this “Amendment”), effective as of July 1, 2021, is entered into by and between T-Mobile USA, Inc., a Delaware corporation (“Buyer”), and Shenandoah Telecommunications Company, a Virginia corporation (“Seller”). Each of Buyer and Seller is referred to herein as a “Party”, and collectively as the “Parties”.
WHEREAS, reference is hereby made to that certain Asset Purchase Agreement, dated as of May 28, 2021, by and between Buyer and Seller (as the same may be amended from time to time, the “Agreement”); capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement; and
WHEREAS, pursuant to and in accordance with Section 12.7 of the Agreement, the parties desire to amend a certain provision of the Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants in this Amendment, the parties, intending to be legally bound, hereby agree as follows:
1.Amendment to Section 8.2(a)(vi). Section 8.2(a)(vi) of the Agreement is hereby deleted in its entirety and replaced with the following:
“[Reserved]”
2.Amendment to Section 8.2(b)(iv). Section 8.2(b)(iv) of the Agreement is hereby deleted in its entirety and replaced with the following:
“[Reserved]”
3.Amendment to Article 5. Article 5 of the Agreement is hereby amended to add to the end thereof the following new Section 5.20:
“5.20    Tower Lease Agreements. Within sixty (60) days following the Closing Date, Buyer shall deliver, or cause to be delivered, to Seller Exhibit B to be attached to the Pay and Walk Agreement and General Release, a form of which is attached to this Agreement as Exhibit C-2, listing up to one hundred twenty-one (121) sites thereon. Within three (3) Business Days following such delivery of Exhibit B to the Pay and Walk Agreement and General Release, each Party shall deliver, or cause to be delivered a counterpart of the Pay and Walk Agreement and General Release, in the form attached to this Agreement as Exhibit C-2 (and with the Exhibit B delivered by Buyer attached thereto), duly executed by such Party (or an Affiliate thereof). The date upon which the Pay and Walk Agreement and General Release is mutually executed shall be referred to herein as the “Pay and Walk Agreement Effective Date”. On the first day of the calendar month following the Pay and Walk Agreement Effective Date, Seller shall grant a credit to Buyer with respect to the base rent payable by Buyer or its Affiliates pursuant to the site license agreements with Shenandoah Mobile, LLC that constitute Transferred Assets (the

|US-DOCS\124713438.11||

“Specified License Agreements”) in the amount of the product of (x) $230.00 multiplied by (y) the number of Keep Sites (defined below), then multiplied by (z) the number of calendar months elapsed between the Closing and the first day of the calendar month following the Pay and Walk Agreement Effective Date. With respect to each site that is listed on Exhibit A to the Pay and Walk Agreement and General Release and not also listed on Exhibit B thereto (as delivered by Buyer in accordance with this Section 5.20) (each site, a “Keep Site” and together, the “Keep Sites”), within a reasonable time following Buyer’s written request each Party shall deliver, or cause to be delivered, a counterpart of a First Amendment to Site License Agreement, in the form attached to this Agreement as Exhibit C-1 with any modifications thereto mutually agreed between the Parties, duly executed by such Party (or an Affiliate thereof). On the first day of the calendar month following the Pay and Walk Agreement Effective Date and on the first day of each calendar month thereafter until the expiration of the term of the Pay and Walk Agreement and General Release, Seller shall grant a credit to Buyer with respect to the base rent payable by Buyer or its Affiliates pursuant to the Specified License Agreements in the amount of the product of (x) the total number of Keep Sites less the number of Specified License Agreements that have been amended in accordance with the terms of the First Amendment to Site License Agreement (provided that such amount shall not be less than zero) multiplied by (y) $230.00. Notwithstanding anything set forth herein or in the Transaction Documents, neither Buyer nor its Affiliates may pursuant to the terms of the Pay and Walk Agreement and General Release terminate a Specified License Agreement (x) with respect to a Keep Site or (y) that has been amended in accordance with the terms of the First Amendment to Site License Agreement; provided that nothing in the forgoing sentence shall be deemed to modify the rights of Buyer to terminate any Specified License Agreement (if applicable, as amended by the First Amendment to the Site License Agreement and as may be amended from time to time) pursuant to the terms and conditions therein.”
4.Amendment to Exhibit C-1. The Exhibit C-1 attached hereto shall be deemed to be Exhibit C-1 of the Agreement.
5.Reference to and Effect on the Agreement.
(a)On and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to such Agreement, shall mean and be a reference to the Agreement as amended by this Amendment.
(b)Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
(c)The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party pursuant to the Agreement.
6.Miscellaneous. All interpretative provisions of the Agreement, including Section 1.2 (Principles of Interpretation), and Article 12 (Miscellaneous) are hereby incorporated by reference, mutatis mutandis.
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[Signature pages follow]
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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed as of and on the date first above written.

T-MOBILE USA, INC.

By:____/s/ Dirk Mosa________________________
Name:    Dirk Mosa
Title:    SVP, Corporate Development and Roaming

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

SHENANDOAH TELECOMMUNICATIONS COMPANY

By:__/s/ Christopher E. French_________________
Name:    Christopher E. French
Title:    President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

EXHIBIT C-1
Form of First Amendment to Site License Agreement
See attached.
[Signature Page to Amendment No. 1 to Asset Purchase Agreement]

FIRST AMENDMENT TO SITE LICENSE AGREEMENT
THIS FIRST AMENDMENT TO SITE LICENSE AGREEMENT (“First Amendment”) is made effective as of the date of last signature (the “Amendment Effective Date”) by Shenandoah Mobile, LLC, a Virginia limited liability company (“LANDLORD”), and T-Mobile Northeast LLC (successor in interest to Shenandoah Personal Communications, LLC) (“TENANT”).

WITNESSETH:
WHEREAS, LANDLORD and TENANT or TENANT’s predecessor entered into a SITE LICENSE AGREEMENT (“Agreement”) dated ____________ pursuant to which LANDLORD leased to TENANT the Licensed Premises located at _____________________________________.

WHEREAS, it is the desire of the parties to amend the Agreement and memorialize the Agreement in writing, subject to further amendment and modification as may be agreed by the parties pursuant to the Pay and Walk Agreement and General Release, by and between LANDLORD and TENANT.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, LANDLORD and TENANT agree as follows:

1.Definitions.

All capitalized terms not specifically defined herein shall have the meanings ascribed to them in the Agreement.

2. Amendments to Agreement. The Agreement is hereby amended as follows:

a. Monthly Rent, Escalation, and Taxes: Section 3(A) of the Agreement is hereby deleted and replaced with the following:

(A) As of the first day of the month following the Amendment Effective Date, TENANT will receive a credit of $230.00 per month against the Base Rent then in effect under the Agreement. Upon the first day of the month following the date that TENANT provides LANDLORD with a building permit, or written documentation from the applicable jurisdiction that no permit is required, for the Modification (as defined below) to retrofit the Licensed Premises to TENANT’s Standard Configuration (as defined below), the Base Rent shall be reduced from the current amount to $2,800.00 plus any additional cost of equipment located at additional RAD centers or Ground Space in accordance with the pricing defined herein, and the $230.00 credit per month against the Base Rent shall cease. If TENANT fails to remove any equipment that exceeds the Standard Configuration that TENANT agreed to remove as part of its Modification to retrofit the Licensed Premises to the Standard Configuration within 6 months after the building permit approval date, the Base Rent will be adjusted retroactively to account for any excess equipment in accordance with the pricing defined herein until such time that the excess equipment is removed. Upon TENANT’s removal of any equipment located at additional RAD centers or on additional

Ground Space as part of a subsequent Modification, TENANT shall provide LANDLORD thirty (30) days written notice during which time LANDLORD will inspect the Licensed Premises and confirm such removal. Beginning on the first of the month following the expiration of the thirty (30) day inspection period, the Base Rent shall be reduced by the additional cost related to such additional equipment. Should TENANT fail to remove such equipment, the Base Rent and any additional rent will continue in accordance with the Agreement and without reduction or setoff until such removal is completed as reasonably required. For the avoidance of doubt, the credit of $230.00 per month against the Base Rent shall only apply prior to the first Modification, and shall not apply to subsequent Modifications. The Monthly Rent itemized breakdown is shown in new Exhibit “F” “Total Monthly Rent” as attached and incorporated herein. [In addition, and if applicable, TENANT shall be responsible for the payment of Revenue Share Reimbursement as defined in Subsection (B) hereof. Collectively, the Base Rent and Revenue Share Reimbursement shall be defined as the “Monthly Rent”, which is to be paid on the first day of each month, in advance without setoff or deduction to:

Shenandoah Mobile, LLC
ATTN: Mail Cashier
P. O. Box 459
Edinburg, Virginia 22824

or to such other person, firm, or place as LANDLORD may from time to time designate in writing at least thirty (30) days in advance of any Monthly Rent payment date. If applicable, the Revenue Share Reimbursement will also be listed in a separate column in Exhibit “F”. All payments shall reference LANDLORD’s site identification on the remittance. In the event multiple payments are made on one remittance, site identification and the rent paid therefore shall be individually itemized on the voucher portion of the remittance. ]1

b. Monthly Rent, Escalation, and Taxes: Section 3 (C) of the Agreement is hereby deleted and replaced with the following:

(C) Base Rent shall increase on each anniversary of the Amendment Effective Date by three percent (3%) over the Base Rent payable during the prior 12-month period.

c. Termination: The following is hereby added as new Section 4(F):

(F) By TENANT, at any time after the expiration of the first Renewal Term, for any reason, by providing at least one hundred eighty (180) days’ prior written notice to LANDLORD.

d. Use: Section 5 of the Agreement is hereby deleted and replaced with the following:

5. Use: The Licensed Premises may be used by TENANT and TENANT will have access to the Licensed Premises for (a) the construction, alteration, maintenance, repair, replacement, upgrade, removal and relocation of the Approved Equipment, installation of back-up power sources, including fixed or mobile generators or fuel cells and above ground propane fuel storage tanks and improvements and activities related thereto and (b) the transmission and
1     This language may be stricken for SLA’s without Revenue Share.

reception of wireless signals and other activities in connection with the provision of wireless communications services utilizing any technology protocols and frequencies for which TENANT has been granted one or more licenses or is otherwise authorized to use by the Federal Communications Commission (“FCC”) or any frequencies TENANT leases, licenses, acquires or otherwise has the right to use. Notwithstanding anything to the contrary herein, TENANT shall not operate at variance from the specifications in its FCC license or the FCC’s rules governing TENANT’s operation of its Approved Equipment. Notwithstanding anything to the contrary in this First Amendment or the Agreement, TENANT may use the radio frequency signal generated by the Approved Equipment to provide industry standard roaming, machine-to-machine and MVNO services. The structural analysis and integrity of the Tower is based on the equipment listed within the Exhibits portion of this Agreement and does not include any equipment listed on previous exhibits or identified on an Exhibit as “reserved”.

e. Installation, Operation, and Maintenance. Section 6(A) of the Agreement is hereby deleted and replaced with the following:

(A) Improvements:

    (i) General: TENANT, at TENANT's sole expense, shall be responsible for any and all improvements to the Licensed Premises to accommodate its use. All such improvements (except for the Approved Equipment) shall become the property of LANDLORD unless LANDLORD provides written notice to TENANT requesting that TENANT remove such improvements. No materials may be used in the installation of the antennas or transmission lines that will cause corrosion, rust, or deterioration of the Tower or its appurtenances. All attachments to the Tower shall be by means of detachable connections, clamps, and straps. No drilling, hole punching, or welding shall be permitted. TENANT agrees to attach to LANDLORD’s grounding system at TENANT’s cost and expense. TENANT shall secure and pay for all permits, fees and licenses necessary for TENANT's work or operation of its Approved Equipment. All work and installations for the use of the Licensed Premises shall be performed by TENANT in coordination with LANDLORD.

    (ii) Modifications to Approved Equipment: During the Term, TENANT shall have the right to replace, repair, augment, add or otherwise modify its utilities, cables, conduits, fiber, Approved Equipment or any portion thereof (“Modification”) subject to the following procedures:

        (a)        Minor Modification. A “Minor Modification” is defined as any Modification that (i) does not increase the aggregate weight or aggregate surface area of the Approved Equipment documented in the Agreement, and (ii) does not increase the size of the ground space portion of the Premises. TENANT shall have the right to perform any Minor Modifications at any time and without LANDLORD’s consent or approval, but with prior notice to LANDLORD detailing the replacement equipment quantities and model numbers. All Access procedures in accordance with Section 6D herein must be followed.

        (b)        Major Modification. A “Major Modification” is defined as a modification that does not meet the definition of a Minor Modification. TENANT shall proceed as follows for any Major Modification:

            (i) TENANT must apply to make a Major Modification by submitting an application form to LANDLORD. TENANT shall pay for the costs associated with a structural analysis and mount analysis but shall not be required to pay any application fees to LANDLORD for the review and approval of the application or any other documents TENANT may be required to submit. A post installation inspection fee not to exceed $2,500.00 is to be charged and subject to change due to market conditions. LANDLORD shall coordinate a mount analysis with the company of its choice provided the rates charged are consistent with market rates and such company has delivery timelines acceptable to TENANT and require TENANT to pay LANDLORD for the cost thereof. LANDLORD shall coordinate a structural analysis with the company of its choice provided the rates charged are consistent with market rates and such company has delivery timelines acceptable to TENANT and require TENANT to pay LANDLORD for the cost thereof to ensure that the addition of the Approved Equipment and other property of TENANT will not compromise the integrity of the Tower or its usefulness to LANDLORD. Should it be determined that such integrity would be compromised beyond existing safety standards, TENANT will have the right to modify its proposal, or pay to have the Tower structurally reinforced. Should TENANT require an expansion of the Equipment Area, such expansion will be subject to the terms, conditions, procedures and potential rent increases herein. The expansion area will be determined by dimensions of proposed added equipment as well as any additional usable and marketable encumbered space (i.e. spark area) that renders ground space not useable or marketable (additional encumbered space over the current encumbered space provided such additional space would have been usable or marketable should TENANT not have a need for it) . All improvement made by the TENANT to the Licensed Premises shall be in accordance with the construction requirements set forth on Exhibit “E”, which are incorporated herein by reference. All Access procedures in accordance with revised Section 6D herein must be followed.

            (ii)  Within ten (10) business days of receiving an application, for a Major Modification from TENANT, LANDLORD shall notify TENANT as to whether it has approved the Major Modification application as-is or requires changes to the Major Modification application and whether the proposed Major Modification will result in an increase to the Monthly Rental.  It is understood by the parties that an increase to the Base Rent can be charged only for a Major Modification that exceeds either (A) the aggregate surface area of the greater of (y) the Approved Equipment documented in the Agreement, or (z) the Standard Configuration; or (B) the ground space or rooftop cabinet space dimensions of the greater of (y) the ground space documented in the Agreement, or (z) the Standard Configuration. Once the Major Modification is approved, and once a passing structural analysis and any required third-party approvals are received, the parties shall execute an amendment to the Agreement.

f. Installation, Operation, and Maintenance: Section 6(D) Access of the Agreement is hereby deleted and replaced with the following:

(D) Access: TENANT, TENANT's employees, agents and subcontractors shall have the non-exclusive right of ingress and egress on, in, over, under and through the Site, seven (7) days a week, twenty-four (24) hours a day, on foot or motor vehicle, including trucks, to access the Site, subject to any restrictions in the Prime Lease, for the purpose of installing, maintaining, operating, modifying, upgrading, removing or enhancing the Approved Equipment. TENANT’s authorized personnel or agents shall utilize LANDLORD’s “Log In” system (https://pcssmc.shentel.com) before entering and exiting the Licensed Premises for any purpose. TENANT shall only use the access easement designated by LANDLORD to reach the Licensed Premises and shall use only tower crews approved by LANDLORD. TENANT shall submit to LANDLORD a list of tower crews that will be used by TENANT along with their insurance certificates and contractor licenses and shall be pre-approved by LANDLORD prior to any work being done on the Tower, and such approval shall be provided within five (5) business days after such materials are submitted by TENANT.

LANDLORD shall be responsible, at Landlord’s sole cost and expense, for the maintenance and repair of the access road from the nearest public roadway to the Site in a manner sufficient to allow pedestrian and vehicular access at all times unless damage to the access road is caused by TENANT. LANDLORD shall have no duty to remove snow; provided, however, in the event that TENANT requires access to the Licensed Premises but snow on the access road prevents or otherwise hinders TENANT’s access to the Licensed Premises for more than eight (8) hours, then TENANT shall notify LANDLORD and LANDLORD and TENANT shall cooperate with one another for either the removal of such snow or otherwise allow TENANT access to the Licensed Premises on terms mutually agreeable to the parties. and the costs of any such snow removal or alternative access will be shared equally by LANDLORD and TENANT. If TENANT damages existing conditions of the access road during TENANT’s construction, maintenance, or visits, it is TENANT’s responsibility at its sole cost and expense to repair and must be done so in a timely manner. If TENANT does not repair damage to access road, LANDLORD reserves the right to repair and charge TENANT accordingly.   If access to the Site is granted through a separate access easement or other agreement (other than a Prime Lease) ("Easement"), LANDLORD shall provide a copy of such Easement to TENANT and shall ensure that any consent required to permit TENANT to have rights consistent with the Easement are secured.

g. Installation, Operation, and Maintenance. Section 6(E) Reservation of Right to Inspect of the Agreement is hereby deleted and replaced with the following:

(E) Reservation of Right to Inspect: LANDLORD reserves the right to inspect the Licensed Premises (but not any equipment within shelters or cabinets) periodically to ensure it is structurally in compliance will all rules and regulations set forth herein, including all mandated safety requirements. Any such inspections by LANDLORD are subject to reasonable notice to the TENANT and the TENANT’s right to provide an escort to LANDLORD for any such inspections, except that the foregoing requirements of notice and escort shall not be applicable to any part of the Licensed Premises that is freely accessible to LANDLORD without any assistance or action by the TENANT. The making of periodic inspections or the failure to do so will operate neither to impose on LANDLORD any liability of any kind whatsoever nor to relieve TENANT of any responsibility, obligations, or liability assumed under this Agreement. In the event an inspection reveals that TENANT’s Approved Equipment, or unapproved equipment or its installation thereof, creates a safety hazard at the Site, LANDLORD shall provide written notice to the TENANT describing the safety deficiency and the repairs required. In the event that TENANT fails to make the specified safety repairs or respond to LANDLORD within thirty (30)

days of receipt of such notice, LANDLORD may proceed to make all required repairs. Upon completion thereof, LANDLORD shall invoice TENANT for all such safety repairs and payment will be due within forty-five (45) days of receipt. Should TENANT make such safety repairs, TENANT shall provide certification and documentation indicating that such repairs have been completed.

h. Installation, Operation, and Maintenance: The following is hereby added as new Section 6(F):

(F) Standard Configuration: As to TENANT’s initial and subsequent installation of its Approved Equipment, and subject to availability and Tower structural capacity, LANDLORD shall at each Licensed Premises provide TENANT Tower Space and an Equipment Area to allow for and support the greater of TENANT’s existing Tower Space and Equipment Area entitlements as of the Amendment Effective Date, or TENANT’s “Standard Configuration”, which is defined as and shall consist of:
(i)Any combination of Tower-mounted antennas and related electronic equipment, which may differ in type, quantity, weight and dimensions, but excluding mounts, provided that, (y) such equipment may not have a combined surface area that exceeds twenty thousand (20,000) square inches when determined by multiplying the two largest dimensions (length, width or depth) of such equipment, and (z) such equipment must be entirely contained within a ten foot (10’) vertical space or “envelope” on the subject Tower;
(ii)An area for cables of any type, including, without limitation, coaxial, conduit and hybrid cables, with an aggregate outside line diameter of up to twenty-two (22) square inches of aggregate diameter cable space;
(iii)The Equipment Area space equals a minimum of two hundred forty (240) contiguous square feet, within space leased or controlled by LANDLORD at the time TENANT submits an application provided that the Prime Lease allows for it; and
(iv)Microwave antennas and related equipment (“MW Equipment”) will be deemed to be included within the Standard Configuration provided that they fit within the ten foot (10’) vertical envelope described above, within the same RAD center.
(v)If a second RAD center on the Tower is necessary for the placement of MW Equipment or a second antenna array, and if space is available for such use, TENANT shall have the right to use the second RAD center and the Monthly Rent will increase in accordance with the following table.

Item	Associated increase to Monthly Rent
Extra square inch beyond Standard Configuration at Primary antenna array or Secondary antenna array	$0.11
Line diameter over Standard Configuration - 0.25" incremental	$15
Microwave addition outside of the Standard Configuration vertical space or “envelope” together with any applicable microwave ODUs and lines	$100/ ft. in Microwave Diameter
Secondary antenna array outside of the Standard Configuration vertical space or “envelope” (includes same entitlement rights as the Standard Configuration except for rights to additional ground space)	$1,650
Additional ground space beyond the Standard Configuration	$3.00/ SF

i. Insurance. Section 11(E) TENANT”S Responsibility the following language is added at the end of Section 11(E) of the Agreement:

“Notwithstanding anything to the contrary in the Agreement, TENANT shall only be required to include LANDLORD and Shenandoah Telecommunications Company as additional insureds on the policies specified in Sections 11(C), (D) and (E) of the Agreement.”

j. Default. The following is hereby added as new Section 12(A):

(A) LANDLORD Default. Any one or more of the following events shall constitute a “LANDLORD Default”:
(i) The failure to perform any of its obligations under this Agreement and such failure continues for thirty (30) days from the date TENANT gives written notice thereof to LANDLORD (unless another time period is specified for a particular default under this Agreement ); provided, however, that in the event that more than thirty (30) days are required in order to cure any non-monetary LANDLORD Default, LANDLORD shall have a reasonable period of time to cure such a default if LANDLORD shall have commenced and is diligently pursuing corrective action within such initial thirty (30) days; or
(ii) The prosecution of any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or relief of indebtedness with respect to LANDLORD.
(iii) In the event of a LANDLORD Default, TENANT shall have all remedies available at law or in equity including without limitation damages and injunctive relief, including without limitation:
(1)In addition to such remedies or any remedies available under this Agreement, TENANT may terminate the Agreement. If Monthly Rental has commenced,

TENANT shall (subject to any right of set-off) pay LANDLORD any Monthly Rental or fees due for the period up to the termination of the Agreement but shall not owe Monthly Rental for any subsequent period, provided however, that TENANT has removed the Approved Equipment. Any advance payments made for periods after the termination of the Agreement will be reimbursed to TENANT.
(2)In the event LANDLORD fails to cure a default under a Prime Lease within the time frame provided under the Prime Lease, in addition to any other rights or remedies, TENANT may cure such default. Notwithstanding any other provision in this Agreement, TENANT may then set off against Base Rent next coming due under the Agreement all reasonable costs of curing such default.
(3)In addition to any other rights and remedies that TENANT may have, if LANDLORD in violation of this Agreement fails to make any repairs to the Property within the time frame required by any governmental authority, or after thirty (30) days’ written notice by TENANT, then TENANT may reasonably make the repairs at LANDLORD’s sole cost. LANDLORD shall pay the costs thereof to TENANT upon receipt of an invoice and reasonably sufficient documentation of such costs. If LANDLORD does not make payment to TENANT within ten (10) business days after such demand, TENANT shall have the right to deduct the costs of the repairs from the succeeding Base Rent amounts under the Agreement. TENANT’s right to repair the Property is granted solely to protect TENANT’s interests and property. TENANT shall have no duty to undertake repairs. The undertaking of repairs will not create a duty to protect the interests of LANDLORD or to third parties.
k. Assignment. Notwithstanding anything to the contrary in the Agreement, TENANT may assign or otherwise transfer the Agreement without LANDLORD’s consent to DISH Networks or any of TENANT’s affiliates, provided assignee assumes all the terms, conditions and obligations of the Agreement as if assignee were TENANT and TENANT provides LANDLORD written notice of any such assignment within sixty (60) days after its effective date.

l. TENANT’s Notice Addresses. TENANT’s notice addresses in Section 16 of the Agreement shall be deleted and replaced with the following addresses:

TENANT:        T-Mobile
            c/o T-Mobile USA, Inc.
            12920 SE 38th Street
            Bellevue, WA 98006
            Attn: Lease Management

With a copy to:        T-Mobile
            c/o T-Mobile USA, Inc.
            12920 SE 38th Street
            Bellevue, WA 98006
            Attn: Legal (Network)

m. LANDLORD Cooperation. The following is hereby added as new Section 31.

31. LANDLORD Cooperation: Whenever LANDLORD’s approval or consent is required under the Agreement, such approval or consent shall not be unreasonably withheld, conditioned or delayed. At TENANT’s sole cost and expense, LANDLORD shall reasonably cooperate with TENANT’s efforts to obtain any necessary utility services and Governmental Approvals required for TENANT’s use of any Licensed Premises.

3. Miscellaneous.

(a)Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this First Amendment, nor shall they affect its meaning, construction or effect.
(b)Counterpart Execution. This First Amendment and any subsequent amendments to the Agreement, may be executed by original, facsimile or electronic signatures (complying with the U.S. Federal ESIGN Act of 2000, 15 U.S.C. 96) and in any number of counterparts which shall be considered one instrument. Counterparts, signed facsimile and electronic counterparts shall legally bind the parties to the same extent as original documents.
(c)Integration; Amendments. Except as specifically set forth herein, this First Amendment shall in no way modify, alter or amend the remaining terms and conditions of the Agreement, all of which are ratified by the parties and shall remain in full force and effect. To the extent there is a conflict between the terms and conditions of the Agreement and this First Amendment, the terms and conditions of this First Amendment will govern and control. This First Amendment may not be changed orally but only by an instrument in writing, duly executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought. For the avoidance of doubt, notwithstanding anything to the contrary stated herein, it is the desire of the parties to amend the Agreement and memorialize the Agreement in writing, subject to further amendment and modification as may be agreed by the parties pursuant to the Pay and Walk Agreement and General Release, by and between LANDLORD and TENANT.

SIGNATURES APPEAR NEXT PAGE

IN WITNESS WHEREOF, the parties have set their hands as of the dates written below.

LANDLORD: SHENANDOAH MOBILE, LLC By: Name: Title: Date:

TENANT: T-Mobile Northeast LLC By: Name: Title: Date:

EXHIBIT “F”
TOTAL MONTHLY RENT